SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------

                               AMENDMENT NO. 1 TO

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Magellan Health Services, Inc.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                Delaware                                 58-1076937
(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)


  6950 Columbia Gateway Drive Suite 400
           Columbia, Maryland                                  21046
(Address of Principal Executive Offices)                    (Zip Code)


If this form relates to the                If this form relates to the
registration of a class of                 registration of a class of
securities pursuant to Section 12(b)       securities pursuant to Section 12(g)
of the Exchange Act and is effective       of the Exchange Act and is effective
upon filing pursuant to General            upon filing pursuant to General
Instruction A.(c), please check the        Instruction A.(d), please check the
following box. [ ]                         following box. [x]



 Securities Act registration statement file number to which this form relates:
                                      N/A

        Securities to be registered pursuant to Section 12(b) of the Act:


 Title of Each Class                         Name of Each Exchange on Which
 to be so Registered:                        Each Class is to be Registered:
 --------------------                        -------------------------------
         None                                             None


        Securities to be registered pursuant to Section 12(g) of the Act:

                   Warrants to Purchase Ordinary Common Stock
                                (Title of Class)

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

CORRECTION TO THE EXERCISE PRICE OF THE WARRANTS


           On January 7. 2004, Magellan Health Services, Inc. ("Magellan" or the "Company") amended the terms of certain of its warrants to correct their exercise price to be $30.46.

           The Company and Wachovia Bank, National Association, as Warrant Agent (the "Warrant Agent"), entered into a Warrant Agreement, dated as of January 5, 2004 (the "Warrant Agreement"), substantially in the form of exhibit 2.5 to the Current Report on Form 8 K of the Company dated January 6, 2004, to create and provide for the issuance by the Company of 570,826 warrants (the "Warrants") to purchase shares of Ordinary Common Stock, par value $ 0.01 per share, of the Company (the "Common Stock"). This issuance of the Warrants was required by the Third Amended Joint Plan of Reorganization of the Company and certain of its subsidiaries (the "Chapter 11 Plan"), as confirmed by order of the U.S. Bankruptcy Court for the Southern District of New York filed by the court on October 8, 2003 (the "Confirmation Order").

           However, in connection with the consummation of the Chapter 11 Plan and the preparation of the definitive form of the Warrant Agreement as executed, a clerical error was made in calculating the per share purchase price of a share of Common Stock pursuant to the Warrants that is to be applicable in accordance with the Chapter 11 Plan. Specifically, in Section 1 of the Warrant Agreement, in the definition of the "Exercise Price" of a Warrant, the amount of $30.20 appeared which did not accord with the requirements of the Chapter 11 Plan and the Confirmation Order with respect to the exercise price of the Warrants. To remedy such error, and in accordance with Section 14.4(b) of the Warrant Agreement which governs amendments thereto to cure manifest errors, the Company and the Warrant Agent entered into Amendment No. 1 to the Warrant Agreement, dated as of January 7, 2004, to amend the definition of the "Exercise Price" of a warrant to be the correct amount of $30.46. No other terms of the Warrants were amended. In addition, and only in order to avoid confusion regarding the terms of the Warrant Agreement, the amended Warrant Agreement was also restated as an Amended and Restated Warrant Agreement on January 7, 2004.


ITEM 2.    EXHIBITS

    Exhibit
      No.             Description
      ---             -----------

       1 Amendment No. 1, dated as of January 7, 2004, to the Warrant Agreement dated as of January 5, 2004 between Magellan Health Services, Inc. and Wachovia Bank, National Association, as Warrant Agent, which was filed as Exhibit
                      10.1 to the Company's Current Report on Form 8-K dated January 5, 2004 and is incorporated herein by reference

    Exhibit
      No.             Description
      ---             -----------

       2 Amended and Restated Warrant Agreement, dated as of January 5, 2004, between Magellan Health Services, Inc. and Wachovia Bank, National Association, as Warrant Agent, which was filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated January 5, 2004 and is incorporated herein by reference


























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
                                    SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



Date: January 7, 2004

                                        Magellan Health Services, Inc.


                                        By: /s/ Mark S. Demilio
                                            ----------------------------------
                                            Mark S. Demilio
                                            Executive Vice President and
                                            Chief Financial Officer






















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
                                  EXHIBIT INDEX


     Exhibit
       No.            Description
       ---            -----------

       1 Amendment No. 1, dated as of January 7, 2004, to the Warrant Agreement dated as of January 5, 2004 between Magellan Health Services, Inc. and Wachovia Bank, National Association, as Warrant Agent, which was filed as Exhibit
                      10.1 to the Company's Current Report on Form 8-K dated January 5, 2004 and is incorporated herein by reference

       2 Amended and Restated Warrant Agreement, dated as of January 5, 2004, between Magellan Health Services, Inc. and Wachovia Bank, National Association, as Warrant Agent, which was filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated January 5, 2004 and is incorporated herein by reference




















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